AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (“Amendment No. 2”), dated as of May 1, 2016 (“Effective Date”), amends and is incorporated into the July 19, 2013 Employment Agreement (“Agreement”) by and between Fresh Healthy Vending International, Inc. (“Company”) and Nicholas Yates (“Executive”).  In the event of any conflict between the terms of the Agreement and this Amendment No. 2, the terms of this Amendment No. 2 shall control.  All capitalized terms not defined in this Amendment No. 2 shall have the respective meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Section 3.2.  Section 3.2 of the Agreement is deleted in its entirety and replaced with the following:

“3.2             Commissions. Executive shall be eligible to earn commissions on sales made by the Company.  Executive shall be paid commissions each pay period, unless Executive’s commissions are not calculable until month-end.  One hundred percent (100%) of the commission on each sale will be deemed earned and payable in the month in which the franchisee pays an initial or subsequent deposit cumulatively equal to at least forty percent (40%) of the amount owed by such franchisee. Executive’s eligibility for and the applicable rates of these commissions are as follows:

FHV Bookings	$100 per Machine
Reis & Irvy’s Bookings	$500 per Kiosk
Service revenue up to $5 million	2.00 percent
Service revenue $5 million to $10 million	3.00 percent
Service revenue over $10 million	4.00 percent

Reis & Irvy’s Kiosks Referred by Executive
Kiosk 1-16 during the month	$1,250 per Kiosk
Kiosk 17+ during the month	$1,500 per Kiosk
Reis & Irvy’s secured locations	$1,000 per location

In addition, for international sales of Reis & Irvy’s Kiosks sourced by Lancer where Robofusion, Inc. receives a commission from Lancer and remits a portion of the commission to Company, Executive shall receive 10 percent (10%) of the commission rebate paid by Robofusion to Company.

2. Notwithstanding anything to the contrary set forth in the Agreement, Company shall pay for Executive’s lease of an appropriate luxury automobile.

3. No Additional Modifications to the Agreement. All other terms and provisions of the Agreement shall be as set forth in the Agreement and this Amendment No. 2 shall not serve to modify any terms or provisions of the Agreement, except as specifically set forth in this Amendment No. 2.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date set forth above.

FRESH HEALTHY VENDING INTERNATIONAL, INC. (“Company”)	NICHOLAS YATES (“Executive”)

By: /s/ Arthur S. Budman	/s/ Nicholas Yates
Nicholas Yates